Exhibit 99.1

Company Contacts:	Investor Contacts:
Nuvectra Corporation	The Ruth Group

Walter Berger, COO & CFO	Tram Bui / Brian Johnston
(214) 474-3102	(646) 536-7035 / 7028
wberger@nuvectramed.com	investors@nuvectramed.com

Nuvectra® Reports First Quarter 2019 Financial Results

Plano, Texas, May 1, 2019 – Nuvectra Corporation (NASDAQ: NVTR), a neurostimulation medical device company, announced today financial results for the first quarter ended March 31, 2019.

Recent Business Highlights

●	Increased Algovita® revenues 22% YoY to $11.0 million
●	Providing additional information to FDA for Virtis™ PMA submission
●	Appointed Anthony P. Bihl as Chairman of the Board and elected industry veterans Christopher G. Chavez and Jane J. Song as Directors

Fred Parks, Chief Executive Officer, commented, “Our primary focus remains on advancing Algovita to deliver stronger results through the duration of 2019. We are continuing to drive our clinical efforts, accelerating productivity, and increasing our sales force from approximately 60 territories as of May 1, 2019 to approximately 75 by year end. Therefore, we are introducing full year 2019 Algovita revenue guidance of $57-62 million.”

Mr. Parks continued, “We remain committed to the sacral neuromodulation (SNM) opportunity via the eventual FDA approval of Virtis, our SNM system for the treatment of chronic urinary retention and the symptoms of overactive bladder.  As an update, the FDA has requested additional information as part of our PMA application.  To satisfy their request, we will secure supplementary data on the biocompatibility of our Virtis leads and expect to submit this information around year end 2019. Accordingly we project potential Virtis approval in the first half of 2020 and therefore no longer expect Virtis-related revenue in 2019.”

First Quarter 2019 Financial Results

Total revenue in the first quarter 2019 was $11.1 million, a 17% increase from $9.5 million in the first quarter of 2018. Total Algovita revenue in the first quarter of 2019 was $11.0 million, a 22% increase from $9.1 million in the first quarter of 2018.

Gross profit in the first quarter of 2019 was $5.1 million, or 46% gross margin, a decrease from $5.1 million, or 54% gross margin, in the first quarter of 2018. This decrease was primarily due to an increased inventory yield charge of $0.5 million from our manufacturer as defined in our supply agreement, which was unusually high and we do not expect to recur at this level. The decrease was also attributable to a one-time charge of $0.3 million related to minimum order quantity requirements under our supply agreement and a charge of $0.2 million related to our annual inventory revaluation.

Operating expenses in the first quarter of 2019 were $19.0 million, a 28% increase from $14.8 million in the first quarter of 2018. SG&A expenses increased $2.8 million, which included a severance charge of $1.2 million related to the resignation of the former CEO and an increase of approximately $1.1 million in selling expenses. Additionally, RD&E expenses increased $1.4 million from the comparable prior period.

Net loss for the first quarter of 2019 was $(14.8) million or $(0.83) per share, compared with a net loss of $(10.5) million, or $(0.84) per share, for the first quarter of 2018.

Total cash and cash equivalents were $81.3 million as of March 31, 2019.

2019 Algovita Revenue Guidance

The Company anticipates full year 2019 Algovita revenue in the range of $57-62 million.

Conference Call Information

Nuvectra will hold a conference call on May 1, 2019 at 4:30pm ET to discuss the results. The dial in numbers are (844) 882-7830 for domestic callers and (574) 990-9704 for international callers. The conference ID is 7086025. A live webcast of the conference call will be available on the investor relations section of the Company’s website at http://investors.nuvectramed.com/.

A replay of the call will be available starting on May 1, 2019 through May 8, 2019. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers and enter access code 7086025. The webcast will be available in the investor relations section of the Company’s website for 90 days following the completion of the call.

About Nuvectra Corporation

Nuvectra® is a neurostimulation company committed to helping physicians improve the lives of people with chronic conditions. The Algovita® Spinal Cord Stimulation (SCS) System is our first commercial offering and is CE marked and FDA approved for the treatment of chronic intractable pain of the trunk and/or limbs. Our innovative technology platform also has capabilities under development to support other indications such as sacral neuromodulation (SNM) for the treatment of overactive bladder, and deep brain stimulation (DBS) for the treatment of Parkinson’s Disease. Visit the Nuvectra website at www.nuvectramed.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements," including statements we make regarding the outlook for Nuvectra as an independent publicly-traded company. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and therefore they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and may be outside of our control. Our actual performance may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made.  Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include: (i) our ability to successfully commercialize Algovita and to develop, complete and commercialize enhancements or improvements to Algovita; (ii) our ability to successfully compete with our current SCS competitors and the ability of our U.S. sales representatives to successfully establish market share and acceptance of Algovita, (iii) the uncertainty and timing of obtaining regulatory approvals in the United States and Europe for our Virtis SNM system, (iv) our ability to successfully launch and commercialize the Virtis SNM system if and when it receives regulatory approval (v) our ability to demonstrate the features, perceived benefits and capabilities of Algovita to physicians and patients in competition with similar products already well established and sold in the SCS market; (vi) our ability to anticipate and satisfy customer needs and preferences and to develop, introduce and commercialize new products or advancements and improvements to Algovita in order to successfully meet our customers’ expectations; (vii) the outcome of our development plans for our neurostimulation technology platform, including our ability to identify additional indications or conditions for which we may develop neurostimulation medical devices or therapies and seek regulatory approval thereof; (viii) our ability to identify business development and growth opportunities and to successfully execute on our strategy, including our ability to seek and develop strategic partnerships with third parties to, among other things, fund clinical and development costs for new product offerings; (ix) the performance by our development partners, including Aleva Neurotherapeutics, S.A., of their obligations under their agreements with us; (x) the scope of protection for our intellectual property rights covering Algovita and other products using our neurostimulation technology platform, along with any product enhancements or improvements; (xi) our ability to successfully build, attract and maintain an effective commercial infrastructure and qualified sales force in the United States; (xii) our compliance with all regulatory and legal requirements regarding implantable medical devices and interactions with healthcare professionals; (xiii) our reliance on each of Integer, our exclusive and sole manufacturer and supplier of parts and components for Algovita, and Minnetronix, Inc., our sole-source supplier of external peripheral devices; (xiv) any supplier shortages related to Algovita or its components and any manufacturing disruptions which may impact our inventory supply as we expand our business; (xv) any product recalls, or the receipt of any warning letters, mandatory corrections or fines from any governmental or regulatory agency; (xvi) our ability to satisfy the conditions and covenants of our Credit Facility; and (xvii) our ability to raise capital should it become necessary to do so, through another public offering of our common stock, private equity or debt financings, strategic partnerships, or other sources. Please see the section entitled “Risk Factors” in Nuvectra’s Annual Report on Form 10-K and in our other quarterly and periodic filings for a description of these and other risks and uncertainties.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nuvectra Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS — Unaudited

(in thousands except per share data)

	Three Months Ended
	March 31, 2019	March 31, 2018
Sales:
Product	$11,043	$9,081
Service	82	456
Total sales	11,125	9,537
Cost of sales:
Product	5,908	4,066
Service	129	354
Total cost of sales	6,037	4,420
Gross profit	5,088	5,117
Operating expenses:
Selling, general and administrative expenses	14,746	11,911
Research, development and engineering costs, net	4,227	2,861
Total operating expenses	18,973	14,772
Operating loss	(13,885)	(9,655)
Interest expense, net	851	850
Other (income) expense, net	(6)	23
Loss from continuing operations before taxes	(14,730)	(10,528)
Provision for income taxes	40	10
Loss from continuing operations	(14,770)	(10,538)

Discontinued operations:
Income from operations of discontinued operations	—	8
Provision for income taxes	—	3
Income from discontinued operations	—	5

Net loss	$(14,770)	$(10,533)

Other comprehensive gain:
Unrealized holding gain on investments arising during period	—	1
Other comprehensive gain	—	1
Comprehensive loss	$(14,770)	$(10,532)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.83)	$(0.84)
Income from discontinued operations	—	—
Basic and diluted net loss per share	$(0.83)	$(0.84)
Basic and diluted weighted average shares outstanding	17,739	12,509

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVECTRA CORPORATION

CONSOLIDATED BALANCE SHEETS — Unaudited

(in thousands, except share and per share data)

	As of
	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$81,310	$99,240
Trade accounts receivable, net of allowance for doubtful accounts of $720 and $691 in 2019 and 2018, respectively	10,245	12,324
Inventories	8,087	6,627
Prepaid expenses and other current assets	1,093	1,117
Total current assets	100,735	119,308
Property, plant and equipment, net	5,305	5,213
Goodwill	33,491	33,491
Other long-term assets	1,285	—
Total assets	$140,816	$158,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,525	$7,950
Accrued liabilities	5,831	5,736
Accrued compensation	2,903	6,858
Total current liabilities	15,259	20,544
Other long-term liabilities	1,629	490
Long-term debt, net	44,375	44,082
Total liabilities	61,263	65,116

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 17,792,244 and 17,689,928 shares issued and outstanding in 2019 and 2018, respectively	18	18
Additional paid-in capital	220,271	218,844
Accumulated other comprehensive gain	1	1
Accumulated deficit	(140,737)	(125,967)
Total stockholders’ equity	79,553	92,896

Total liabilities and stockholders’ equity	$140,816	$158,012

The accompanying notes are an integral part of these condensed consolidated financial statements.